Exhibit 99.2

                 iMergent Streamlines Sales Force and Operations

                           Frequently Asked Questions

Sales Force Reduction
1. The company received injunctions in California and/or North Carolina. Is this restructuring a sign that the company might not be able to re-enter these markets?
          a. This action is primarily driven by the launch of StoresOnline Express and is in no way a concession that we will not be doing business in California and/or North Carolina.
2. What happens if the company is unable to re-enter California and/or North Carolina. Will there be another round of force reduction?
          a. The streamlining of our sales force is driven by the launch of StoresOnline Express. The company still expects to do business in California and North Carolina in the near future.
3. Did the potential of StoresOnline Express cannibalizing StoresOnline contribute to the decision to streamline the sales force?
          a. Since our introduction of StoresOnline Express at preview sessions in October and November we have seen a higher percentage of buying units attending workshops and in upgrades to StoresOnline Pro delivering higher close rates at workshops. Our StoresOnline Express product enhances StoresOnline Pro sales. Therefore, we believe the impact will be positive, not a cannibalization.
4. It seems your sales force provided the bulk of cost reduction. What else is iMergent doing to achieve its cost goals?
          a. Our cost of sales and sales & marketing are variable costs related to the number of sales teams. As we have scaled back the teams, these expenses will be reduced. Additionally, we are also reducing sales and marketing support staff as well as general administrative staff - annual cost of which is approximately one million dollars.

Sales and Marketing Model
5. The company reduced its preview and workshop teams to approximately 18-20 and 6, respectively. How does this move now affect timing and frequency of your preview conferences and workshops? Can you elaborate more in terms of US vs. international?
          a. Part of our intent of this change was to reduce the frequency at which we re-enter our targeted markets. As always, the company will deploy teams based on market demand.
6. What led to the company's decision to have 30% of its preview teams begin selling StoresOnline Express in Jan 2008?
          a. Based on initial statistics from our introductory preview sessions in October and November, we have decided to expedite the launch of our StoresOnline Express product.
7. What other new initiatives are underway that could accelerate growth? a. Launching our StoresOnline Express product is a substantial undertaking. Our teams are dedicated to a smooth roll out and as discussed previously, we also anticipate will lead to greater distribution channel opportunities such as online.
8. Do you anticipate increasing your number of teams if demand warrants? What parameters will the company put in place to ensure against a similar situation?
          a.   As demand increases, we will hire additional staff.
9.   Is the company considering reducing the number of targeted markets?
          a. We continue to evaluate demand in each target market and will conduct business as appropriate.
10. What happens if the economy continues its downward spiral? Another staff reduction?
          a. We are streamlining our sales teams based on the launch of StoresOnline Express and not based on the economy or market demand.

Outlook
11. The company lowered its guidance last quarter and again today. Are you taking a step back?
          a. We are focused on driving profitable growth by building a stronger and more cost efficient infrastructure. We are scaling back to complete a measured rollout of StoresOnline Express, which is expected to create even more opportunities.
12. Will the company continue its dividend and stock repurchase programs long term?
          a. At this point in time, we anticipate we will continue our dividend and continue to opportunistically repurchase shares based upon the financial resources of the company.